Exhibit 2.1

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT (this “Agreement”) is made as of May 21, 2012 (the “Agreement Date”), by and among Aixum Tec AG, a Liechtenstein aktiengesellschaft (the “Company”), each individual who has executed this Agreement on the signature page as a Seller (each, a “Seller” and, collectively, the “Sellers”), and MobileBits Holdings Corporation, a Nevada, United States of America corporation having its principal office at 11835 W. Olympic Blvd., Suite 855, Los Angeles, California 90064 (“Buyer”).

Each Seller owns the number of issued and outstanding shares of the capital stock of the Company set forth below such Seller’s name on the signature page to this Agreement.  Company is engaged in the business (the “Business”) of developing and marketing applications for mobile telephones (“Mobile Apps”).  The Company has created and is currently marketing a MobileApp, known as “SAMY4ME,” that enables retailers to communicate directly with subscribers to such MobileApp and to offer discounts and other benefits to those subscribers (the “Product”).  The principal office of the Company is located at Landstrasse 123, 9495 Triesen, Liechtenstein.

Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the shares of the capital stock of the Company owned by Sellers.  Buyer also desires to purchase the balance of the outstanding shares of the capital stock of the Company.

In consideration of the premises and of the mutual agreements, representations and warranties hereinafter contained, the parties hereto do hereby agree as follows (see Section 8.12 hereof for an index to the Sections of this Agreement in which all capitalized terms used herein are defined):

1.	Purchase and Sale of Shares.

1.1	Sale and Purchase.

Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties contained herein, on the Closing Date:

1.1.1 Each Seller shall sell, grant, assign, transfer and convey to Buyer, and shall deliver to Buyer certificates, duly endorsed for transfer to Buyer, representing, the number of Shares set forth below such Seller’s name on the signature page to this Agreement.

1.1.2 Buyer shall purchase and acquire from Sellers such Shares.  The Shares to be sold under this Section 1.1 are referenced in this Agreement as the “Transferred Shares.”

1.1.3 Transferred Shares will be subjected to securities laws and regulations of the United States of America and will be tradable upon the completion of the restricted period.

1.2	Consideration.

1.2.1 In consideration for the Transferred Shares, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Sellers contained herein, on the Closing Date Buyer shall issue and deliver to each Seller such Seller’s Pro Rata Portion of a number of shares of the Common Stock, par value $0.001 per share, of Buyer (“Buyer Shares”), equal to (A) 6,666,667 minus (B) the sum of (i) the Liability Shares (as defined below), if any, plus (ii) the Cost Shares (as defined below), if any.  For the purposes of this Agreement, a Seller’s Pro Rata Portion is a fraction of which the numerator is the number of Transferred Shares owned by such Seller and the denominator is the aggregate number of outstanding shares of the capital stock of the Company, including those owned by such Seller.

1.2.2 In addition but subject to the provisions of Section 6.5 of this Agreement, should the Company operate at a net profit for the period commencing July 1, 2012 and ending September 30, 2012, determined in accordance with United States generally accepted accounting principles (“GAAP”), Buyer shall issue and deliver to each Seller such Seller’s Pro Rata Portion of 666,667 additional Buyer Shares (the “Profit Shares”).

1.2.3 The number of Liability Shares shall be equal to the aggregate outstanding  liabilities, including, without limitation, all accrued compensation and accounts payable, of Company set forth on the Closing Date Balance Sheet, minus the amount of outstanding accounts receivables of Company, expressed in United States Dollars, divided by 0.75.

1.2.4 The number of Cost Shares shall be equal to the sum of (A)(i) all advances, minus SFr. 12`000.-, made from and including March 7, 2012, to and including the Closing Date by Buyer to or for the benefit of Company, including, without limitation, all loan payments and all expenses incurred by Company such as, without limitation, all attorneys, accountants, and professional fees, and paid by Buyer on behalf of Company in connection with the negotiation, execution and delivery of this Agreement, the performance of due diligence and the consummation of the transactions contemplated by this Agreement  plus (ii) all costs, such as, without limitation, all attorneys, accountants and professional fees, incurred by Buyer on behalf of Company in connection with the negotiation, execution and delivery of this Agreement, the performance of due diligence, the preparation of all disclosures required by the United States securities laws and the consummation of the transactions contemplated by this Agreement, all expressed in United States dollars, (iii) all costs identified in paragraph 1(c) of the Letter of Intent, dated March 7, 2012, as thereafter amended or supplemented (the “Letter of Intent”) to the extent that they are not duplicative, (B) divided by 0.75.

1.2.5 On the Closing Date, Sellers shall deliver to Buyer a certificate (the “Liability Certificate”) specifying the amount of the outstanding liabilities of Company at the Closing Date and identifying each such liability including, without limitation, all accrued compensation and accounts payable, of Company as well as accounts receivables of the Company.  In the absence of manifest error, the number of Liability Shares shall be determined based on the formula indicated in Section 1.2.3.

2.	Closing.

2.1	Time.

The closing of the transactions contemplated by this Agreement (“Closing”) shall take place on the date specified in a notice delivered by Buyer to Sellers at least five calendar days prior thereto; provided, however, that the Closing shall occur not later than August 31, 2012. The date on which the Closing takes place is referenced in this Agreement as the Closing Date (the “Closing Date”).  The Closing shall be effective as of 12:01 a.m. on the Closing Date (the “Closing Time”).

2.2	Conditions.

2.2.1 Buyer's Conditions.

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment by Company and Sellers, or waiver by Buyer, on or before the Closing Date of the following conditions:

2.2.1.1 All of the Required Consents shall have been obtained, in form and substance reasonably satisfactory to Buyer, with no material change in the terms of any of the Company Agreements without the prior written approval of Buyer and no conditions imposed on any of the Required Consents, and all Required Consents shall be in full force and effect on the Closing Date.

2.2.1.2 All of the representations and warranties of Company and each Seller contained in this Agreement and in the documents referenced herein, the Schedules and all closing certificates delivered pursuant hereto or in connection with the consummation of the transactions contemplated hereby and all exhibits and schedules thereto shall be true on the Closing Date as if then made (except to the extent waived hereunder or as affected by the transactions contemplated hereby).  Each Seller shall have performed and complied with all other covenants, agreements and conditions required by this Agreement, including, without limitation, all of the Schedules hereto, to be performed or complied with by such Seller prior to or on the Closing Date; and Sellers and the Company shall have delivered to Buyer a certificate executed by the Company and each Seller dated the Closing Date, representing and certifying in such detail as Buyer may reasonably request, to the fulfillment of the foregoing conditions.

2.2.1.3 Sellers shall have delivered to Buyer evidence of the corporate existence of the Company and payment by the Company of its taxes.

2.2.1.4 No action or proceeding shall be pending or, to the knowledge of Sellers or Buyer, threatened before any court or governmental body to restrain or prohibit, or to obtain material damages in respect of, this Agreement or the consummation of the transactions contemplated hereby; and there shall be no Legal Proceedings pending or, to the knowledge of Buyer or Sellers, threatened which, either separately or in the aggregate, could have a material adverse effect.

2.2.1.5 Sellers shall have delivered to Buyer resignations of all officers and directors of Company effective as of the Closing Date.

2.2.1.6 Company and each of Andrew Marshall, André Lambelet, Diamantis Markovitis and Ralf Wenaweser shall have entered into Employment Agreements substantially in the forms of, and on the terms contained in, Schedule 2.2.1.6.

2.2.1.7 Company shall have delivered to Buyer the Audited Financial Statements in accordance with Section 5.3 of this Agreement.

2.2.1.8 Since the Agreement Date, there shall not have occurred any material adverse change with respect to the Company.

2.2.1.9 Sellers shall have delivered to Buyer assignments of all outstanding shares of the capital stock of the Company duly executed by the holders thereof other than the Sellers and substantially in the form of, and on the terms contained in, Schedule 2.2.1.9.

2.2.1.10 The Company shall have delivered to Buyer evidence of full ownership of the intellectual property referred to in Schedules 3.19(a) and 3.19(b), and within Section 5.8.5.

2.2.2 Sellers’ Conditions.

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment by Buyer, or waiver by Sellers, on or before the Closing Date of the following conditions:

2.2.2.1 All of the representations and warranties of Buyer contained in this Agreement, in the documents referenced to herein and in the closing certificates delivered pursuant hereto or in connection with the consummation of the transactions contemplated hereby and all exhibits and schedules thereto shall be true on the Closing Date as if then made (except as and to the extent waived hereunder or as affected by the transactions contemplated hereby).  Buyer shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date; and Buyer shall have delivered to Sellers a certificate executed by Buyer, dated the Closing Date, representing and certifying in such detail as Sellers may reasonably request, to the fulfillment of the foregoing condition.

2.2.2.2 No action or proceeding shall be pending or, to the knowledge of Sellers or Buyer, threatened before any court or governmental body to restrain or prohibit, or to obtain material damages in respect of, this Agreement or the consummation of the transactions contemplated hereby.

2.3	Closing Deliveries by Sellers

At the Closing each Seller shall deliver, or cause to be delivered, to Buyer a certificate evidencing the number of Transferred Shares set forth below such Seller’s name on the signature page to this Agreement.

2.4	Closing Deliveries by Buyer

At the Closing Buyer shall deliver, or cause to be delivered, to each Seller certificate(s) representing such Seller’s Pro Rata Portion of the Buyer Shares to be delivered in accordance with Section 1.2.1 of this Agreement.

3.	Representations and Warranties of Sellers and the Company.

Sellers and the Company, jointly and severally, represent, warrant and covenant to the Buyer, as an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, that, as of the date hereof and as of the Closing Date:

3.1	Capital Stock of Company.

The authorized capital stock of Company consists of 104,000,000 shares of Common Stock, par value CHF0.01 per share, of which 88,890,647 shares are issued and outstanding on the date hereof.  All of the outstanding shares of the capital stock of Company are validly issued, fully paid and non-assessable.  Except for this Agreement, there are no outstanding options, warrants, rights, calls, commitments or agreements providing for the issuance or transfer, sale or disposition of any shares of the capital stock, issued or unissued, of Company or any securities convertible, exercisable or exchangeable, actually or contingently, into or for any such shares, to which Company or any Seller is a party or by which Company or any Seller is bound, or of which any Seller has knowledge.

Each Seller is the sole and record beneficial owner of the number of Transferred Shares set forth below such Seller’s name on the signature page to this Agreement and of all rights, including, without limitation, the rights to vote and to receive dividends, appurtenant thereto, subject to no pledge, security interest, hypothecation, proxy, voting trust, voting agreement or right of others, and has full power and authority to vote, sell, assign, transfer and convey such Seller's Shares without the consent of any other person or entity.  There are no other record or beneficial holders of any shares of the capital stock of Company or any rights appurtenant thereto except as set forth on Schedule 3.1 to this Agreement.

3.2	Binding Agreement.

This Agreement constitutes the valid and binding obligation of the Company and each Seller enforceable against the Company and each Seller in accordance with its terms (except as such enforceability may be limited by rules of equity or applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally).  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (a) violates any provision of the governing documents of Company; (b) violates, conflicts with or results in the breach or termination of, or otherwise gives any other contracting party the right to terminate, or constitutes a default (by way of substitution, novation or otherwise) under the terms of, any Company Agreement or any agreement to which any Seller is a party or to which any of the Transferred Shares are subject; (c) results in the creation of any lien upon all or any of the Transferred Shares or all or any portion of the Property; (d) violates any judgment, order, injunction, decree or award against, or binding upon, Company, any Seller, any Transferred Shares or all or any portion of the Property; or (e) violates any law or regulation of any jurisdiction as such law or regulation relates to Company, any Seller, the Property, any Shares or the Business.

3.3	Subsidiaries.

Company owns 100% of shares of NFC Solutions y AG, a Liechtenstein Company (‘Subsidiary’), which is in the process of being shut down. Company represents that no payables, debt, or liabilities are associated with this Subsidiary and that Buyer will not be responsible for any additional charges or actions associated with the Subsidiary.

3.4	Officers and Directors.

Set forth on Schedule 3.4 is a true and complete list of the names, addresses and titles of all officers and directors of Company and all persons holding powers of attorney from Company.

3.5	Organization.

Company is duly incorporated, validly existing and in good standing under the laws of Liechtenstein.  Company is not required to be qualified in any other jurisdiction in order to own its Property or to conduct its Business in the manner currently owned and conducted.  Company has the full and unrestricted power and authority to own, lease and operate its properties and to conduct its Business as they are now being owned, leased, operated and conducted.  Sellers have heretofore delivered to Buyer true and accurate copies of the complete governing documents of Company.

3.6	Financial Statements.

Sellers have heretofore delivered to Buyer true and complete copies of the balance sheets of Company as of December 31, 2010;  December 31, 2011; and April 30, 2012 and the statements of income, cash flow and retained earnings of Company for the years then ended (all of the foregoing are referenced in this Agreement as the “Pre-Closing Financial Statements”),  The balance sheet of Company as of April 30, 2012, is hereinafter referenced to as the “Current Balance Sheet”; and April 30, 2012 is hereinafter referenced to as the “Current Balance Sheet Date.”  The Pre-Closing Financial Statements have been prepared in accordance with generally accepted accounting principles (i.e., GAAP) applied consistently for all periods presented and fairly present the financial condition of Company as of the dates thereof and the results of the operations of Company for the twelve and four month periods then ended.  Since the Current Balance Sheet Date, there has been no material adverse change.  Not later than thirty days following the end of each calendar month that ends after the Current Balance Sheet Date, Sellers shall deliver to Buyer true and complete copies of the balance sheet of Company as of the last day of such calendar month and statements of the income and cash flow of Company for the calendar month then ended and cumulative since December 31, 2011.  All such financial statements shall fairly present the financial condition of Company as of the date thereof and the results of its operations for the calendar month and fiscal year to date then ended in accordance with generally accepted accounting principles applied in a manner consistent with their application to the Pre-Closing Financial Statements.

3.7	Liabilities.

The Company has no, and neither the Property nor the Business are subject to any, material liabilities, debts or obligations, or material claims asserted against them, whether accrued, absolute, contingent or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of Taxes, other governmental charges or lawsuits except as and to the extent set forth on, or reserved against in, the Current Balance Sheet.  Schedule 3.7 contains a true, accurate and complete description, as of the Current Balance Sheet Date, of all indebtedness of Company for borrowed money, for the deferred portion of the purchase price of any asset, for capitalized leases of any asset or for conditional sales or other title retention agreements and all other liabilities, debts and obligations of Company, whether accrued, absolute, contingent or otherwise, whether now existing or hereafter arising, whether due or to become due and whether a direct obligation of Company or an obligation of another which Company has guaranteed or to which any of the Property is subject (collectively, the “Company Debt”).  Since the Current Balance Sheet Date and through the date hereof, Company has not incurred any material liabilities, debts, obligations or claims other than in the ordinary course of business.  Company has made all payments on all Company Debt when due; and no event has occurred and no condition exists which is or, with the giving of notice or the passage of time, would be a default thereunder or would otherwise give the payee the right to accelerate the payment of any thereof.  No payee has accelerated or, to the knowledge of any Seller, threatened to accelerate the maturity of any item of Company Debt.

3.8	Books and Records; Software; Taxes.

All of the books of account and other records of Company relating to the Property and to the Business, including, without limitation, all of its financial, customer, vendor, customer complaint, employee, service, license and Tax  records, are located at the offices of Company and are accurate and complete in all material respects.  The computer software utilized by Company to create, maintain and manipulate its books of account and other records is off-the-shelf software purchased or licensed by Company in the ordinary course of business.  None of such software was created by Company or by any third party at the request of Company or is otherwise proprietary to Company.  All of such software performs in accordance with the specifications, documentation and other written materials provided or used in connection therewith and includes all computer programs, processes and other tools required for its functionality.

3.8.1 Company has and maintains all records required to be maintained by it, and maintains all such records, in accordance with GAAP, to the extent applicable, and all applicable laws, rules, regulations and other requirements of every governmental body, court and agency applicable to them.

3.8.2 Company has filed all tax returns (whether relating to income, excise, sales, value added use, franchise, withholding, payroll, social security, other welfare, real or personal property or other types of taxes, all of which are referenced in this Agreement, collectively, as “Taxes”) required to be filed through the date hereof and has paid in full all Taxes which have become due, whether or not pursuant to such returns, or are claimed to be due by any taxing authority.  Each of such Tax returns heretofore filed by Company correctly and accurately reflects in all material respects the amount of its Tax due thereunder.

3.9	Obligations; Authorizations.

Company is not in violation of any judgment, order, injunction, award or decree which is binding on it or any of its assets, properties, operations, securities or business or which could reasonably be expected to affect the consummation of the transactions contemplated hereby.  Company has performed all material obligations required to be performed by it under, is not in default under, in violation of, aware of any default or violation by any other party to, and has not breached any representation or incurred any contingent liability contained in, any of the Company Agreements.  All of the Company Agreements are valid, binding and enforceable in accordance with their respective terms and in full force and effect.  There is no pending or threatened claim that operations pursuant to any of the Company Agreements have been improperly conducted or maintained or which would lessen the rights of Company thereunder nor is there any basis for any such claim; and no event has occurred and no condition exists that would increase the obligations or costs of Company thereunder.  All licenses, permits and other governmental authorizations, approvals and certifications that are material to the ownership, operation and maintenance of the Property and the Business as now owned, operated and maintained have been obtained and are valid and sufficient for such ownership, operation and maintenance; are in full force and effect and are renewable in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.  Company has not taken or failed to take any action, or permitted or allowed to exist any condition, which, with notice or lapse of time, or both, should reasonably be expected to result in the termination, cancellation or forfeiture of, or cause a default under, any such license, permit or other governmental authorization.  Schedule 3.9 contains a list and description of all such licenses, permits and other governmental authorizations.

3.10	Compliance.

Company is in compliance in all material respects with all laws, rules, regulations and other requirements of every governmental body, court or agency applicable to it and relating to the ownership, maintenance, management or operation of the Business and the Property and the safety, health and welfare of its employees, non-compliance with which should reasonably be expected to have a material adverse effect.

3.11	Contracts and Other Obligations.

Schedule 3.11 is a true and complete list of all Company Agreements.  For the purposes of this Agreement, the Company Agreements are every material written and oral contract, agreement, commitment, undertaking, memorandum of understanding and other obligation to which Company is a party (in its own name or as successor in interest to any predecessor), or to which its assets or the Business are subject.

3.12	Benefit Plans.

Schedule 3.12 is a true and complete list of all pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare and other employee benefit plans, arrangements or commitments, whether written or oral, maintained, entered into or contributed to by Company or by which Company is bound pursuant to which Company is obligated to pay to any current or former employees, directors, officers, independent contractors or consultants any compensation, bonus, incentive, stock option, stock purchase, severance pay, welfare or other benefits or perquisites (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements are referenced herein as “Benefit Plans”).  For purposes of this Section 3.12 and Section 3.20, the term “employee” includes all of those individuals who regularly perform services for the benefit of Company, whether employed by Company or by a third party which contracts with Company to provide the services of one or more of such individuals, or retained as independent contractors.

3.13	Adverse Events.

There has not been since the Current Balance Sheet Date (a) any destruction, taking in condemnation or eminent domain, damage by fire, accident or other casualty or act of God of or to any of the properties or assets of Company which has, or should reasonably be expected to have, a material adverse effect, whether or not covered by insurance; (b) any occurrence, event or condition relating to or affecting Company or any supplier, license or customer of Company which has, or should reasonably be expected to have, a material adverse effect; or (c) any increase in any obligation of Company relating to the Property, the Product or the Business or any of the Company Agreements which would or might be effective after the Closing except in accordance with the express terms of any Company Agreement or required by law.

3.14	Conduct of Business.

Since the Current Balance Sheet Date and except as specified in Section 3.6 hereof, Company has not, with respect to the Property, the Product or the Business, incurred any obligation which would survive the Closing to pay, directly or indirectly, commissions or other amounts to any Seller or any firm of which a Seller or any member of a Seller’s immediate family or any corporation, partnership or other entity in which any of such individuals or any member of their immediate families has any direct or indirect interest (other than the ownership of two percent (2%) or less of any outstanding class or series of its securities which are listed on a national securities exchange); (b) incurred any debt, obligation or liability (absolute or contingent) in excess of five thousand dollars ($5,000) singly or ten thousand dollars ($10,000) in the aggregate except obligations and liabilities incurred in the ordinary course of business; (c) canceled, without payment in full, any notes, loans or other obligations receivable or other debts or claims held by it other than in the ordinary course of business consistent with its past practices; (d) sold, assigned, transferred, abandoned, mortgaged, pledged or subjected to lien any of the Property or rights under any contract, permit, license or any other agreement; (e) waived or compromised any material rights in its favor; (f) entered into any line of business or engaged in any business other than the Business as conducted by it on the Current Balance Sheet Date, or entered into any transaction not in the ordinary course of business; (g) conducted any line of business then conducted by it in any manner except by transactions customary in the operation of its Business in the ordinary course or except as specifically contemplated hereby; (h) extended the term of payment of any of its licenses, vendors or suppliers beyond the term of payment customary in the ordinary course of business prior to the Current Balance Sheet Date; (i) accelerated the payment of any accounts receivable from any license, customer or supplier ahead of the schedule customary in the ordinary course of business prior to the Current Balance Sheet Date or offered or accepted any discounts or otherwise provided any inducements with respect to the early payment thereof; (j) declared, paid or set aside for payment any dividend or other distribution with respect to any shares of its capital stock; (k) paid any bonus to, or otherwise increased the compensation payable to, any Seller or any other employee of Company; (l) offered or accepted any discounts or offered any promotions for the provision of services not in the ordinary course of business; (m) accepted any order for the provision of services on terms other than those consistent with the ordinary course of business; (n) changed any of its accounting principles, policies or practices; or (o) entered into any other transaction or series of related transactions or any other commitment or agreement outside the ordinary course of business.

3.15	Damages.

Since the Current Balance Sheet Date, Company has not directly or through any of its agents, (i) performed or failed to perform any act, which performance or failure, singly or in the aggregate, will make Company or the Property liable for, or (ii) incurred any single or aggregate liability of Company or the Property for, direct or consequential damages in a material amount which are not fully covered by insurance at the date hereof and at the date on which such damages are determined.

3.16	Legal Proceedings.

3.16.1 There are no suits, actions or administrative, arbitration and other similar proceedings (including, without limitation, proceedings concerning Taxes, labor disputes and grievances, civil rights discrimination, sexual harassment, privacy rights or affirmative action) pending or threatened, or investigations pending or threatened, by or before any governmental department, commission, board, agency or instrumentality to which Company is a party or to which any of the Property may be subject nor is there any basis therefor.  There are no judgments, orders, injunctions, decrees or awards (whether rendered by a court, administrative agency or by arbitration pursuant to a grievance or other procedure) against Company with respect to or affecting the Property or the ownership, maintenance or operation of the Business or the Property which are unsatisfied or require continuing compliance therewith (such suits, actions, etc. are collectively referenced in this Agreement to as "Legal Proceedings").

3.16.2 There are no Legal Proceedings pending or threatened before any court or governmental body to restrain or prohibit, or to obtain material damages in respect of, this Agreement or the consummation of the transactions contemplated hereby or Legal Proceedings pending or threatened which, either separately or in the aggregate, could have material adverse effect nor is there any basis therefor.

3.17	Property; Title.

For the purposes of this Agreement, the “Property” is all of those tangible and intangible assets of Company that relate to the management, ownership, operation and maintenance of the Business, including, without limitation:

3.17.1 All furniture, furnishings, fixtures, office equipment, computers and other tangible personal property (the “Tangible Assets”);

3.17.2 The Company Agreements and all rights heretofore accrued and hereafter accruing thereunder;

3.17.3 All rights to receive payments arising out of the conduct of the Business, including any rights of Company with respect to any third party collection procedures and any other actions or proceedings that have been commenced in connection therewith, together with the proceeds in respect thereof (the “Accounts Receivable”);

3.17.4 All books, records, ledgers, files, documents, correspondence, lists, reports, memoranda, information systems, databases, software, diagrams, schematics, payroll and other employee records and files, instructional and maintenance materials, drawings and specifications, all creative advertising and promotional materials, marketing brochures, customer and supplier lists and records and other proprietary and non-proprietary printed or written materials in any form or medium, relating to the ownership and operation of the Business and all media in which any of the foregoing are resident;

3.17.5 All rights under or pursuant to all warranties, representations and guaranties made by suppliers and contractors in connection with the development of the Product;

3.17.6 All trademarks, tradenames, internet domain names, websites, patents, copyrights, all applications for any of the foregoing, all trade secrets, formulae, computer software and all other proprietary information relating to the ownership, maintenance or operation of the Business, all as listed on Schedule 3.17.6;

3.17.7 All goodwill relating to the Property and the Business, including, without limitation, the names “Aixum” and “Samyforme aka Samy4me.”

3.17.8 All software and other data used or held for use in the conduct of the Business or otherwise relating to the creation or development of the Mobile Apps;

3.17.9 All prepaid rent, prepaid utilities, prepaid personal property Taxes and other prepaid operating expenses from which Company may derive a benefit following the Closing;

3.17.10 All other assets, properties and rights of Company that are reflected on the Current Balance Sheet as modified or changed between the Current Balance Sheet Date and the Closing Date and all other assets and properties of every kind and nature owned or held by Company, or in which Company has an ownership, leasehold, license or other possessory interest used or useful in the conduct or operation of the Business, whether or not specifically referenced in this Agreement.

The Property includes all assets, properties and rights reflected on the Current Balance Sheet and all assets, properties and rights utilized in creating, developing and maintaining the Mobile Apps and in achieving the results of operations reflected in the Financial Statements.  There are no assets, properties or rights used by Company except for the Property.  All of the Property is reflected on the Current Balance Sheet in accordance with generally accepted accounting principles.  Company has good and marketable title to, or a valid leasehold interest in, all of the Property.  Except to the extent reflected in a Company Agreement, Company owns title to each item of the Property.

3.18	Insurance.

Schedule 3.18 is a true and correct list of all insurance policies of Company now in effect with respect to the Property and the operation of the Business.  All such insurance policies are valid, binding and enforceable policies in full force and effect; and Company has paid all premiums due and payable thereon.  Company is not in default with respect to any provisions contained in any such instruments nor has Company failed to give any notice or present any claim under any of the insurance policies in due and timely fashion in each case where such default or failure to give notice or to present a claim could reasonably be expected to lead to a denial of coverage.  No insurer under any of such insurance policies or surety under any surety bonds has refused, or threatened to refuse, to pay any claim currently pending under any of such insurance policies with respect to the Business or the Property.  Sellers believe that Company’s present insurance coverage is consistent with industry standards for businesses of comparable size engaged in similar activities and is adequate for the protection of its assets and business.

3.19	Intellectual Property.

Except as set forth in Schedule 3.19(a), the Company owns all right, title and interest in and to all of the software, source code and documentation relating to the Product, whether or not released, and to all other Mobile Apps currently being developed by the Company (collectively, the “Technology”).  Neither the Technology as a whole nor any element or function thereof infringes upon (i) any intellectual property right of any third party, including without limitation, any copyright, patent, trademark, trade dress, trade secret, or moral right, or (ii) any other proprietary or personal rights of any third party.

Schedule 3.19(b) sets forth all the intellectual property owned by the Company, including but not limited to copyrights, trademarks, service marks, patents, and domain names.

The Technology performs in all material respects according to and is compatible with the Wireless Application Protocol which is the technical standard for accessing information over mobile wireless networks. The Technology does not contain any disabling code, including without limitation, viruses, worms, bugs, Trojan horses, trapdoors, back doors, or other limiting routines, instructions, or designs that would erase data or programming or otherwise cause the Technology to become inoperable or incapable of being used in the full manner for which the Technology was designed and created.

The Product is a stand-alone, fully functional, product without the need for any other technology or software. The Company has used and will continue to use robust programming techniques to develop the Technology, including without limitation, constant code reviews, detailed software documentation practices, and thoroughly commented code.

The Company has in place written agreements with its former and current employees, and all consultants to or vendors of the Company with access to the Technology or any proprietary information regarding the Technology. These written agreements acknowledge the Company’s unrestricted intellectual property rights and expressly assign or transfer to the Company all rights and title, including without limitation, moral rights, in and to the Technology and the underlying computer software development related thereto.  The Company has taken all other reasonable security measures to ensure that the Technology remains confidential.

Except in connection with the Company’s end-user license agreements, the Company has not licensed the Technology to any third party.

The Company’s end-user license agreements contain clauses that expressly prohibit licensees of the Technology from modifying, copying, making derivative works of, distributing, selling, renting, assigning, sublicensing, reverse engineering, decompiling or disassembling the Technology.

3.20	Employees.

Schedule 3.20 lists all of the present employees of Company, their titles and functions and the dates on which they became employees of Company. The personnel records of Company contain complete and accurate information regarding the vacation allowances and schedules and present rates of compensation of all of such employees, all employee evaluations and all complaints asserted against all employees by customers, fellow employees and Company.  To the best knowledge of Sellers, the relations of Company with its employees are good; and no Seller has any reason to believe that the consummation of the transactions contemplated hereby will adversely affect such relations.  There are no Legal Proceedings pending or, to the knowledge of any Seller, threatened between Company and any of its present or former employees, agents, independent contractors or job applicants.  Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.  There is no pending, threatened (either in writing or to the actual knowledge of any Seller) or filed employee or third party claim against Company alleging sexual harassment, wrongful termination, discrimination, wrongful demotion, failure to pay wages, overtime, vacation, commissions or any other compensatory item in the appropriate amounts and when due, nor are there any conditions, policies, practices or circumstances likely to result in any such claims in the future.

3.21	Consents.

Set forth on Schedule 3.21 are all the consents (the “Required Consents”) required to be received by or on the part of Company and Sellers for the execution and delivery of this Agreement and the performance of Sellers’ obligations hereunder, including, without limitation, the transfer of control of Company to Buyer.  All of the Required Consents will be in full force and effect as of the Closing.

3.22	Certain Assets.

All Tangible Assets and other tangible personal property included in the Property are in good repair and working order, free of material defects and suitable for the use to which they are being put in the Business.

All of the Accounts Receivable on the Closing Date will be bona fide and represent the fees receivable by Company in valid transactions in the ordinary course of business.  None of the Accounts Receivable is currently known to be uncollectible or in controversy or subject to offset or counterclaim or to proceedings under any assignment for the benefit of creditors or any bankruptcy, reorganization, insolvency, moratorium or other similar law. None of the Accounts Receivable has been, or will on the Closing Date be, outstanding for more than ninety (90) days.  No Seller has any reason to believe that any of the Accounts Receivable will not be collected in the ordinary course of business.

3.23	Corporate Controls.

Neither Company nor any of its officers, agents, employees or any other person while acting on behalf of Company or any of its customers, has, directly or indirectly: used any corporate fund for unlawful contributions, unlawful gifts or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, or other payment of a similar or comparable nature, to any person or entity, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained; and Company has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential clients or customers.

3.24	Banking Relationship.

Schedule 3.24 is a true and correct list of all of the bank accounts of the Company by bank, branch and account number and of the identities of all persons authorized to withdraw from or otherwise access such bank accounts for any purpose whatsoever.

3.25	Customer and Supplier Relations

Schedule 3.25 sets forth the ten largest, or, in each case, if there are fewer than ten, all of the, customers, licensees, dealers and agents of, and suppliers to, Company, by dollar volume, during the twelve month period ended on the Current Balance Sheet Date.  Except as set forth on Schedule 3.25, no customer or supplier of Company has advised Company that it is, and no Seller is otherwise aware that any customer, licensee or supplier is, (x) terminating or reducing or considering terminating or reducing the volume of its business with Company as a whole or in respect of any particular goods or services or (y) planning to reduce its future volume of business with Company in any material manner.

3.26	No Other Inducement

Each Seller acknowledges that, except as expressly set forth herein, neither Buyer nor any of its agents or representatives has made any promises or commitments to any Seller to induce such Seller to enter into this Agreement and perform their respective obligations hereunder nor has any Seller relied upon any oral or written representations by Buyer or any of its agents or representatives in entering into this Agreement and performing its obligations hereunder except as expressly set forth in this Agreement.  Each Seller has had full, fair and unrestricted access to the books and records of Company and the opportunity to discuss its operations, financial condition and business prospects with the executives, managers and employees of Company.

3.27	Misleading Statements.

None of the information concerning Company, the Business, the Mobile Apps or the Property contained in this Agreement (including, without limitation, the preamble hereto), in the Financial Statements, the exhibits and schedules hereto or in the materials concerning the Business heretofore provided to Buyer or hereafter provided to Buyer in accordance with Section 5.2 of this Agreement contains or will contain any untrue or misleading statement of material fact or, when taken together, omits or will omit any material fact or statement necessary to make the other facts or statements set forth herein or therein not materially misleading.

3.28	Investment Representations.

Each Seller severally, and not jointly, herby represents and warrants, solely with respect to itself and not any other Seller, to the Buyer as follows:

3.28.1 Non-U.S. Person; Purchase Entirely for Own Account.

Such Seller is a natural person who does not reside in the United States of America, is located outside of the United States of America on the date of such Seller’s execution and delivery of this Agreement, will be located outside the United States of America on the Closing Date and is acquiring such Seller’s Pro Rata Portion of the Buyer Shares for investment for its own account and not with a view to the resale or distribution of any part thereof.

3.28.2 Additional Representations and Warranties.

Such Seller acknowledges that (i) the issuance of the Buyer Shares to such Seller has not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”); (ii) no offer to acquire the Buyer Shares or otherwise to participate in the transactions contemplated by this Agreement was made to such Seller or its representatives inside the United States of America; (iii) such Seller is not acquiring the Buyer Shares for the account or benefit of any other person or entity; (iv) such Seller will not sell the Buyer Shares or offer the Buyer Shares for sale except in compliance with the Securities Act, or enter into any put option, short position or other similar instrument or position with the effect of hedging such Seller’s ownership of the Buyer Shares except in compliance with the Securities Act; and (iv) any certificate or other document evidencing the Buyer Shares will bear a legend substantially in the form set forth in on Schedule 3.28.2 to this Agreement.

4.	Representations and Warranties of Buyer.

Buyer represents and warrants to Sellers, as an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, that, as of the date hereof and the Closing Date:

4.1	Organization

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, United States of America.  Buyer has all requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and perform its obligations contemplated hereby subject to the conditions set forth in Section 2.2.1 hereof.

4.2	Binding Agreements

This Agreement constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by rules of equity or applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally).  All persons who have executed this Agreement on behalf of Buyer have been authorized to do so by all necessary action; and neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby will (a) violate any provision of the certificate of incorporation of Buyer; (b) violate any judgment, order, injunction, decree or award against, or binding upon, Buyer or the securities, assets, properties, operations or business of Buyer; (c) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default (by way of substitution, novation or otherwise) under the terms of, any contract, franchise, lease, license, agreement or instrument to which Buyer is a party or by which it or any of its assets is bound; or (d) violate any law or regulation of any jurisdiction as such law or regulation relates to Buyer or to the securities, assets, properties, operations or business of Buyer.

4.3	Buyer Legal Proceedings.

There are no Legal Proceedings pending or, to the knowledge of Buyer, threatened to which Buyer is a party or by which Buyer may be affected which relate to or may materially adversely affect the consummation of the transactions contemplated hereby.

4.4	Misleading Statement.

None of the information concerning the Buyer contained in any of the reports or proxy statements filed by the Buyer with the United States Securities and Exchange Commission (the “SEC”) contained any untrue or misleading statement of material fact or, when taken together, omittted any material fact or statement necessary to make the other facts or statements contained therein not materially misleading.  There has been no material adverse change in Buyer since the date of its report most recently filed with the SEC.

5.	Covenants.

5.1	Conduct of Business.

Company shall conduct the Business and maintain all of the Property between the date hereof and the Closing Date in a manner consistent with ensuring the accuracy of the representations and warranties of Sellers contained in this Agreement as if made on the Closing Date and on every date between the date hereof and the Closing Date and to make no changes in the Business or the Property except for changes therein which occur in the ordinary course of business.  Sellers and Company shall use their respective best efforts timely to fulfill all conditions required of this Agreement.  In addition, Company shall use its best efforts to preserve the goodwill of the suppliers and customers of the Business and the licensees and users of the Product between the date hereof and the Closing Date.  Company shall perform, pay or otherwise discharge its outstanding obligations and liabilities with respect to the Business and the Property in the ordinary course of business.

5.2	Access.

At the reasonable request of Buyer and upon reasonable advance notice, Sellers shall, between the date hereof and the Closing Date, cause Company to give to Buyer and its representatives, including, without limitation, such advisors, accountants, financing sources and attorneys as may be designated by Buyer (collectively, the “Representatives”), full access, at all times reasonably requested by Buyer, to all of the assets, properties, books, records, documents, licenses, agreements and commitments of Company; furnish the Representatives with all such information concerning Company as the Representatives may reasonably request in connection with the transactions contemplated hereby; allow the Representatives to discuss the Business and its operations with Company’s officers, managers, employees and agents as well as with its customers and suppliers; allow the Representatives to conduct physical tests on the Premises; and cause the employees of Company to render to the Representatives reasonable access to all of the properties and assets of Company, all contracts, agreements and other commitments and documents of Company and all books, records and other information; provided, however, that the Representatives shall not remove any original books, records or other documents from the Premises.  Buyer shall, and shall cause the Representatives to, hold in strict confidence and not use for any purpose other than as contemplated hereby any documents or information concerning Company so obtained.  In particular, and without limiting the generality of the preceding sentence, the Company shall, within fifteen days following the execution and delivery of this Agreement, provide to the Buyer all of the materials and information requested by Buyer in a “due diligence” list to be delivered by Buyer to the Company within five days following the execution and delivery of this Agreement and shall thereafter respond to such further requests for information and materials as may be made by Buyer.  If the transactions contemplated by this Agreement shall not be consummated, (i) Buyer shall return all information and materials acquired by the Representatives during Buyer's examinations, investigations, inquiries and observations of the Business immediately upon the request of Sellers, and (ii) Buyer shall, and shall cause the Representatives to, not disclose to any other person or entity any documents, information or materials concerning Company which Buyer has obtained during the course of its examinations, investigations, inquiries or observations hereunder. No investigation by Buyer or the Representatives of the assets, properties, contracts, agreements and other commitments of Company and the books and records and other information concerning the affairs of Company shall affect the continuing validity or effect of the representations, warranties or obligations of Sellers contained in this Agreement.

5.2.1 Due Diligence by Buyer.

Within fifteen (15) calendar days of the date of this Agreement (the “Fifteen Day Period”) the Company shall provide to Buyer all material documents, agreements, and other information in connection with Company’s Representations and Warranties.  If the Company fails to provide such documentation within the Fifteen Day Period, Buyer may terminate this Agreement without penalty.   Buyer may terminate the Agreement without penalty during Buyer’s diligence period, which is for a period of thirty (30) calendar days of the date of this Agreement (“Buyer’s Diligence Period”) if Buyer uncovers information that, should the share exchange take place, would have a material adverse effect on Buyer’s business.  If Buyer terminates the Agreement during the Buyer’s Diligence Period after uncovering information that, should the share exchange take place, would have a material adverse effect on Buyer’s business, then the Sellers’ and the Company shall be obligated to pay Buyer all costs and expenses incurred by Buyer in connection with the Company’s Audited Financial Statements.

5.3	Audited Financial Statements of the Company.

As soon as practicable following the date of this Agreement, the Company shall deliver to Buyer audited financial statements (including the notes thereto) of the Company for the years ended December 31, 2010 and 2011 (the “Audited Financial Statements”).  The Audited Financial Statements shall be prepared in accordance with GAAP and Regulation SX under the Securities Act (except as may be indicated in the notes thereto) on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), present fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods covered thereby.

5.4	Legal Requirements

The parties shall take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including, without limitation, furnishing all information required in connection with approvals of or filings with any governmental authority, and prompt resolution of any litigation prompted hereby), and shall promptly cooperate with, and furnish information to, the other parties to the extent necessary in connection with any such requirements imposed upon any of them in connection with the consummation of the transactions contemplated by this Agreement.

5.5	Notification of Certain Matters

The Company and Sellers shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Sellers and the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at the Closing, such that the conditions set forth in Section 2 hereof, as the case may be, would not be satisfied or fulfilled as a result thereof, or (ii) any material failure of any Seller, Company or the Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the rights and remedies available hereunder to the party receiving such notice.

5.6	Acquisition Proposals

              From the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement, neither the Company nor the Sellers will, and will not authorize or permit any representative to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or facilitate the making, submission or announcement of any Competing Transaction Proposal from any person (other than the Buyer, a “Third Party”) or take any action that could reasonably be expected to lead to a Competing Transaction Proposal, (ii) furnish any information regarding the Company to any Third Party in connection with or in response to a Competing Transaction Proposal or an inquiry or indication of interest, (iii) engage in or continue any discussions or negotiations with any Third Party with respect to any Competing Transaction Proposal, (iv) approve, endorse or recommend any Competing Transaction Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Competing Transaction Proposal.

For the purposes of this Section 5.6, a “Competing Transaction Proposal” means any inquiry, proposal, indication of interest or offer from any third party contemplating or otherwise relating to any Acquisition Transaction directly or indirectly involving the Company, its business or any assets of the Company (including, without limitation, any Acquisition Transaction involving the Sellers that would include the Company, its business or any assets of the Company).

For the purposes of this Section 5.6, an “Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction; or (b) any sale, lease, exchange, transfer, license (other than nonexclusive licenses of the Product in the ordinary course of business), acquisition or disposition of the Product or any of the Property.

5.7	Further Assurances.

Each of the parties to this Agreement shall use his, her and its respective best efforts to perform such further acts and execute such documents as may be reasonably required to satisfy the conditions to be satisfied by such party under Section 2 of this Agreement and otherwise to effectuate timely the transactions contemplated hereby.  In particular, without limiting the generality of the preceding sentence, Sellers shall use their best efforts, subsequent to the Closing, without additional consideration, to perform such other acts and take such other actions as may be requested by Buyer more fully to vest in Buyers complete control over Company, the Property and the Business on and after the Closing Date.

5.8	Additional Covenants.

5.8.1 Sellers acknowledge that there is substantial goodwill associated with Company to be acquired by Buyer hereunder and that such goodwill is national and international in scope.  Consequently, each Seller agrees that, during the period commencing on the Closing Date and ending on the third anniversary thereof (the “Restriction Period”), no Seller shall, directly or indirectly, engage in, or, whether as an officer, director, stockholder, partner, manager, proprietor, associate, employee, representative or otherwise, become or be interested in or associated with any other person, corporation, firm, partnership or other entity whatsoever which is engaged in, the Business, or any business supplying goods or services to the Business, provided, however, that anything above to the contrary notwithstanding, a Seller may own, as an inactive investor, securities of any competitor entity listed on a national securities exchange, so long as the aggregate holding of any Seller in any one such corporation shall not be more than one percent of any outstanding class of equity securities of such an entity.

Sellers further agree that, during the Restriction Period, no Seller shall, directly or indirectly, induce or attempt to induce any of Company’s personnel, who were personnel of Company prior to the Closing Date, to terminate their relationship with, nor shall any Seller induce or attempt to induce any of such personnel to do anything contrary to the best interest of, Company nor shall any Seller hire any of such personnel within one year following the termination of the relationship between Company and such personnel.  During the Restriction Period, no Seller shall, directly or indirectly, make known to any person, firm or corporation the names or addresses of any customers of Company or the Business that were customers or active prospects of Company or the Business prior to the Closing or any other information pertaining to them.  During the Restriction Period, no Seller shall call on, solicit, take away, or attempt to call on, solicit or take away, any customers of Company or the Business who were customers of Company in the two years prior to Closing or with whom Company was engaged in active negotiations on the Closing Date, in each case either for such Seller’s own benefit or for the benefit of any other person, firm, corporation or other entity or induce or attempt to induce any of such customers to reduce or terminate their relationship with Company or to change the terms of that relationship.

Sellers acknowledge that the provisions of this Section 5.8.1 are essential to the goodwill and potential profitability of Buyer and Company and have provided a substantial inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, that such provisions are fair and reasonable and reasonably required for the protection of Buyer and Company, that the prohibited activities conform to the Business in the area within which the Business is conducted on the date hereof and that the application of the provisions of this Section 5.8.1 will not involve a substantial hardship upon any Seller’s future business or livelihood.  Sellers agree that a violation of the covenants set forth in this Section 5.8.1, or any provision thereof, will cause irreparable injury to Buyer and Company and Buyer and Company shall be entitled, in addition to any other rights and remedies either may have, at law or in equity, to an injunction enjoining and restraining any Seller from doing or continuing to do any such act and any other violations or threatened violations of such covenants or provisions.

If any provision of this Section 5.8.1 as applied to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Section 5.8.1, the application of such provision in any other circumstances or the validity or enforceability of this Section 5.8.1 in any other jurisdiction.  If any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, Sellers agree that the court making such determination shall have the power to reduce the duration or area, or both, of such provision or to delete specific words or phrases (“blue-penciling”) and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

Sellers intend to, and do hereby, confer jurisdiction to enforce the covenants contained in this Section 5.8.1 upon the courts of any state of the United States or of any other governmental jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such states or jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination shall not bar or in any way affect Buyer’s or Company’s right to the relief provided above in the courts of any other state or jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or jurisdictions, the above covenants as they relate to each state or jurisdiction being, for this purpose, severable into diverse and independent covenants.

5.8.2 Sellers acknowledge that the Property includes Confidential Material relating to the Business.

For the purposes of this Agreement, Confidential Material includes information concerning the Business as currently conducted and plans for the future conduct thereof, including, without limitation, customer lists and files, marketing approaches and plans, methods of doing business, cost and pricing data and strategies, sources of supply, manufacturing techniques and processes, product designs and improvements, terms of license agreements, bidding strategies, competitive conditions, the identity and skills of employees or consultants and all other similar information.  Confidential Material also includes all proprietary information, including source code, protocols and other features, whether or not released, of the Product and of other products being developed by the Company.  Confidential Material does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Seller or (ii) is provided to a Seller by a third party not known by such Seller to be under any duty of confidentiality to Buyer or Company or (iii) Seller is required to disclose by law, provided that such Seller shall promptly notify Buyer and Company in writing of such requirement, which notification shall specify the nature of the legal requirement and the extent of the required disclosure, and such Seller shall cooperate with Buyer and Company to preserve the confidentiality of such information in a manner consistent with complying with the applicable law.  Company shall have the sole and exclusive proprietary interest in and to all of its Confidential Material and all means of protection of its Confidential Material and all portions thereof from and after the Closing Date.

Each Seller shall treat the Confidential Material, together with analyses, compilations, studies and other documents or records prepared by him or her which contain or reflect or are generated from such Confidential Material, confidentially in accordance with the provisions of this Agreement.

Sellers acknowledge that a portion of the Purchase Price relates to Company’s ownership of the Confidential Material and Company will continue to have substantial proprietary interests and valuable trade secrets in the Confidential Material.  Sellers further acknowledge the competitive value and confidential nature of the Confidential Material and the damage that could result to Buyer and Company if information contained therein is utilized by any party other than Buyer or Company or disclosed to any third party.  Each Seller shall at all times treat the Confidential Material as the valuable proprietary information of Company and shall notify Buyer in writing if such Seller learns of the unauthorized use or disclosure of the Confidential Material.  Each Seller shall safeguard the Confidential Material with all due care and in a manner consistent with the manner in which such Seller protects such Seller’s own most valuable proprietary information.  Each Seller hereby agrees that such Seller will keep the Confidential Material confidential and not use it for any other purpose, publish it or disclose it to any other party or assist any other person or entity to obtain any benefit from the Confidential Material or to solicit business from or to supply any products or services to any person or entity; provided, however, that any disclosure of such information may be made to which Buyer consents in writing.

Sellers further covenant and agree with Buyer that each Seller shall deliver to Buyer on the Closing Date all memoranda, contracts, leases, agreements, notes, books, records, reports, manuals or other documents or any copies thereof on any medium whatsoever relating, directly or indirectly, to the Confidential Material that such Seller then has in such Seller’s possession or under such Seller’s control.

Each Seller acknowledges that money damages would not be a sufficient remedy for any breach of this Section 5.8.2 by such Seller and that Buyer and Company are entitled to specific performance and injunctive or other equitable relief, as well as monetary damages, as remedies for any breach or threatened breach by such Seller of such Seller’s obligations hereunder.  Such remedies shall not be deemed to be exclusive remedies but shall be in addition to all other remedies available at law or in equity to Buyer and Company.  Each Seller waives any requirement for the securing or posting of any bond in connection with any such remedy.

5.8.3 Assistance with Post-Closing SEC Reports and Inquiries.

 After the Closing Date, the Sellers shall use their reasonable best efforts to provide such information available to them, including information, filings, reports, financial statements or other circumstances of the Company occurring, reported or filed prior to the Closing, as may be necessary or required for the preparation of the post-Closing Date reports that the Buyer is required to file with the SEC, or filings required to address and resolve matters as may relate to the period prior to the Closing and any SEC comments relating thereto or any SEC inquiry thereof.

5.8.4 Public Announcements.

The Buyer shall promptly, but no later than four (4) business days following the effective date of this Agreement, issue a press release disclosing the transactions contemplated hereby.  The Buyer shall also file with the SEC a Form 8-K describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than four (4) business days following the Closing Date.  Prior to the Closing Date, the parties shall consult with each other in issuing the Form 8-K, the press release and any other press releases or otherwise making public statements or filings and other communications with the SEC or any regulatory agency or stock market or trading facility with respect to the transactions contemplated hereby and no party shall issue any such press release or otherwise make any such public statement, filings or other communications without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing party shall provide the other Parties with prior notice of no less than three (3) calendar days, of such public statement, filing or other communication and shall incorporate into such public statement, filing or other communication the reasonable comments of the other parties.

5.8.5 Company’s Intellectual Property Rights.

The Company agrees to obtain full release of the intellectual property rights disclosed in Schedule 3.19(a), before or on the Closing Date. In addition, within fifteen (15) days of the execution of this Agreement, Company shall deposit the full source code of the all intellectual property in a United States-based Software Escrow repository.

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Buyer understands and agrees that Intellectual Property and the source code associated with Company’s Android and iOs mobile apps will remain the property of Company’s vendors (Noser Engineering and Include 7 respectively) until these vendors are fully paid and as such Company will not be able to deposit the source code for its mobile apps in Software Escrow within the above indicated timeframe.

5.8.6 Company’ Obligation to Secure all of Company’s Shareholders Assignments.

Within thirty (30) days of the execution of this Agreement, Sellers intend to deliver to Buyer assignments of all  outstanding shares of the capital stock of the Company duly executed by the holders thereof other than the Sellers and substantially in the form of, and on the terms contained in, Schedule 2.2.1.9.

6.	Indemnification.

6.1	Sellers.

After the Closing, Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer and Company from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages, penalties, fines, forfeitures, taxes, interest and other charges and impositions and reasonable attorneys' fees and related disbursements (collectively, “Claims”) asserted against, imposed upon or incurred by Buyer or Company (A) which Buyer or Company would not have suffered or incurred if (i) all of the representations and warranties of Sellers contained herein, in the Schedules or in any ancillary certificates (including, without limitation, the Liability Certificate) or other documents, agreements or instruments furnished by Sellers pursuant hereto or in connection with the consummation of the transactions contemplated hereby or any exhibit or schedule thereto had been true, correct and complete on the Closing Date or (ii) Sellers had timely performed all of their obligations and liabilities under this Agreement or if all of the conditions contained in Section 2.2.1 had been timely fulfilled or (B) which arise out of, relate to, are based on or result from (i) conditions or states of facts to the extent not disclosed herein or in the Schedules which existed or came into existence or events which occurred prior to the Closing out of which liabilities or obligations accrue thereafter under any of the Company Agreements; or (ii) the ownership or maintenance or condition of the Property, the operation or condition of the Business, the terms or conditions of the employment of any persons in the Business or compliance with any federal, state or local laws, rules, regulations or other requirements of any governmental or industry standard-setting body, court or agency prior to the Closing notwithstanding that the date of the levying or assertion of any such Claim may be subsequent to the Closing and notwithstanding that the existence thereof or the facts or conditions causing the same may not breach any of the representations or warranties of Sellers contained herein; or (iii) the conduct of the Business or ownership of the Property by Company prior to the Closing to the extent not disclosed herein or in the Schedules; or (iv) to the extent a Required Consent is not timely obtained in accordance with Section 2.2.1.1 the failure to obtain such Required Consent.  With respect to those representations or warranties contained herein that are limited to matters of which any Seller has knowledge or is aware, Sellers shall indemnify Buyer and Company hereunder whether or not any Seller had such knowledge or awareness.  With respect to those representations or warranties contained herein that are qualified by “material” or “materially” or the like, Sellers shall indemnify Buyer hereunder as if such representations or warranties were not so qualified.  The extent of Sellers’ joint and several liability under this Paragraph 6.2 is expressly limited to the additional 666,667 Buyer Shares as referred to, and as defined in Paragraph 1.2.2, namely the $500,000.00 amount contemplated within Paragraph 1(a) of the Letter of Intent.

6.2	Rights of Sellers.

Subject to Section 6.4 hereof, after the Closing, Buyer shall indemnify, defend and hold harmless Sellers from and against any and all Claims asserted against, imposed upon or incurred by any of them (A) which they would not have suffered or incurred if (i) all of the representations and warranties of Buyer contained herein, in the Schedules or in any ancillary certificates or other documents, agreements or instruments furnished by Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby or any exhibit or schedule thereto had been true, correct and complete on the Closing Date or if Buyer had timely performed all of its obligations and liabilities under this Agreement or (ii) all of the conditions contained in Section 2.2.2 had been timely fulfilled.

6.3	Methods of Asserting Claims for Indemnification.

All claims for indemnification under this Agreement shall be asserted as follows:

6.3.1 Third Party Claims.

In the event that any Claim for which a person or entity (the “Indemnitee”) would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, it shall be a condition of such entitlement that the Indemnitee promptly notify the other party (the “Indemnitor”) of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the “Claim Notice”).  The Indemnitor shall have thirty (30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery or mailing of the Claim Notice) to notify the Indemnitee (a) whether or not it disputes the Claim and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee with respect to such Claim.  If the Indemnitor elects to defend the Claim by appropriate proceedings, such proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of damage to the Indemnitee; and all costs and expenses of such proceedings and the amount of any settlement or judgment shall be paid by the Indemnitor.  After the Indemnitor acknowledges its obligation to defend against or settle any such claim or proceeding, the Indemnitor shall not be liable to the Indemnitee under this Section for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that the Indemnitee shall have the right to employ counsel to represent it if, in the good faith judgment of the Indemnitee, it is advisable for the Indemnitee to be represented by separate counsel to protect its legitimate business interests; and, in that event, the fees and expenses of such separate counsel shall be paid by the Indemnitee.  The parties shall fully cooperate in the defense of the claim or proceeding and shall make available to each other all books or records necessary or appropriate for such defense.

The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnitee to defend against the claim or proceeding or to compromise, settle or otherwise dispose of the same; provided, however, that no settlement or compromise shall be effected without the consent of the Indemnitee, which consent shall not be unreasonably conditioned, withheld or delayed, and provided, further, that, in the event the Indemnitee does not consent to a bona fide offer of settlement made by a third party and the settlement involves only the payment of money, does not establish a precedent adverse to the business interests of the Indemnitee and does not involve the payment of a criminal or administrative fine or other penalty or the admission of, or a plea of nolo contendere to, criminal or civil liability or violation of any law or otherwise create any basis for ongoing liability or claims by any other parties, then the Indemnitor may, in lieu of payment of that amount to such third party, pay that amount to the Indemnitee.  After such payment to the Indemnitee, the Indemnitor shall have no further liability with respect to that claim or proceeding and the Indemnitee shall assume full responsibility for the defense, payment or settlement of such claim or proceeding.  With the consent of the Indemnitee, which shall not be unreasonably conditioned, withheld or delayed, the Indemnitor shall be subrogated to all rights of the Indemnitee against any third party with respect to any claim for which indemnification is paid to the extent of such payment.

If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.  If the Indemnitor has disputed the Claim, as provided above, or shall not otherwise defend such Claim, the Indemnitee shall have the right to control the defense or settlement of such Claim, in its reasonable discretion, and shall be reimbursed by the Indemnitor for the entire Claim, including, without limitation, its reasonable costs and expenses of such defense, if it shall thereafter be found that such Claim was subject to indemnification by the Indemnitor hereunder.

6.3.2 Non-Third Party Claims.

 In the event that the Indemnitee should have a Claim for indemnification hereunder that does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor.  If the Indemnitor does not notify the Indemnitee within twenty (20) days following its receipt of such Claim Notice that it disputes such Claim, the Indemnitor shall be deemed to have accepted liability for such Claim.

6.4	Survival and Limitation of Claims.

If any Claim is asserted by an Indemnitee hereunder by a Claim Notice and is in dispute on the Termination Date, the Indemnitor shall remain liable with respect to such Claim until the extent of its liability, if any, has been finally determined.  No breach of any one representation, warranty or covenant shall be deemed to be a breach of more than one representation, warranty or covenant, to the end that no party shall be entitled to indemnity hereunder more than one time for any particular loss or claim.  Any Claim for indemnity under this Section 6 shall be asserted in the manner provided herein on or before the Termination Date and, if not so asserted within such period of time, shall be forever barred and deemed to have been released.

6.5	Sole Recourse.

The rights and remedies of the Indemnitor and the Indemnitee provided herein shall be in addition to, and not in lieu of, any other remedies to which the Indemnitor or the Indemnitee is entitled at law or in equity for any breach or noncompliance by the Indemnitor or the Indemnitee with the provisions of this Agreement.  Notwithstanding the preceding sentence, the sole recourse of the Buyer with respect to the Claim asserted by Buyer under Section 6.1 of this Agreement shall be to reduce the number of Profit Shares by an amount equal to the amount of such Claim divided by .75 unless such Claim relates to a breach by any Seller of such Seller’s representations and warranties contained in Sections 3.1 or 3.2 of this Agreement (the “Full Recourse Claims”) as to which these shall be no limit on the recourse of Buyer.

7.	Termination.

7.1	Termination of Agreement.

This Agreement may be terminated, and the share exchange contemplated hereby may be abandoned, at any time prior to the Closing Date, by action taken or authorized by the Board of Directors of the terminating party or parties:

7.1.1 By mutual written consent of the Sellers, the Company and Buyer, by action of their respective Boards of Directors, as applicable;

7.1.2 By either Buyer or the Company if the share exchange shall not have been consummated prior to August 31, 2012, (such date, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Outside Date;

7.1.3 By either Buyer or the Company if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable);

7.1.4 By Buyer if the Company or Sellers shall have materially breached their respective obligations under Section 5.6 or if the Buyer becomes aware of any information during the course of its investigation of the Company contemplated by Section 5.2 of this Agreement that would materially impair the value of the Company to the Buyer;

7.1.5 By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Buyer herein become untrue or inaccurate such that Section 2.2.2.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 7.1.5) or (ii) there has been a breach on the part of Buyer of any of its respective covenants or agreement contained in this Agreement such that Section 2.2.2.1 would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 7.1.5), and such breach (if curable) has not been cured within 60 days after notice to Buyer;

7.1.6 By Buyer, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company or the Sellers herein become untrue or inaccurate such that Section 2.2.1.2 would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1.6) or (ii) there has been a breach on the part of the Company of any of its covenants or agreement contained in this Agreement such that Section 2.2.1.2 would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1.6), and such breach (if curable) has not been cured within 60 days after notice to the Company.

7.1.7 By Buyer, if Sellers have not complied in full with the requirements of Section 5.8.6.

7.2	Effect of Termination.

7.2.1 Limitation on Liability.

In the event of termination of this Agreement by either the Company or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, the Sellers or Buyer except with respect to Section 5.8.2, this Section 7.2 and Article VIII and with respect to any liabilities or damages incurred or suffered by a party as a result of fraud or the willful and material breach by the other party of any provision of this Agreement.

7.2.2 Company Termination Fee.

In consideration of the financial accommodations theretofore made, and to be made hereafter by Buyer to the Company in accordance with the Letter of Intent, the Company shall (a) pay to Buyer a termination fee (the “Company Termination Fee”) of Two Hundred and Fifty Thousand Dollars ($250,000) as liquidated damages; (b) reimburse Buyer for all expenses incurred by Buyer in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder, up to an aggregate maximum amount of One Hundred Thousand Dollars ($100,000) (the “Buyer Expense Fee”); (c) immediately repay to Buyer all amounts theretofore advanced by Buyer to or for the benefit of Company; and (d) grant to Buyer an exclusive, two year, royalty free license to the Product with the right to sublicense the Product to end-users in the United States of America, Mexico and Canada in the event that this Agreement is terminated as follows: (i) if Buyer shall terminate this Agreement pursuant to Section 7.1.4, 7.1.6, or 7.1.7 (other  than because a representation or warranty of the Company became untrue between the date hereof and the Closing as the result of an event or condition over which the Company was unable, in the exercise of its reasonable commercial efforts, to exercise control or because of a breach of a covenant or agreement of the Company that the Company was unable to prevent in the exercise of its reasonable commercial efforts); or (ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1.2 and, at any time after the Agreement Date and before the termination of this Agreement, an Acquisition Proposal with respect to the Company shall have been made, proposed or communicated and not withdrawn and (B) within twelve months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated.  Any Company Termination Fee payable under this provision shall be payable as liquidated damages to compensate Buyer for the damages Buyer will suffer if this Agreement is terminated in the circumstances set forth in this Section 7.2.2, which damages cannot be determined with reasonable certainty.  It is specifically agreed that any Company Termination Fee to be paid pursuant to this Section 7.2.2 represents liquidated damages and not a penalty.

7.2.3 Buyer Termination Fee.

The Buyer shall (a) pay to Company a termination fee (the “Buyer Termination Fee”) of Two Hundred and Fifty Thousand Dollars ($250,000) as liquidated damages; (b) reimburse Company for all expenses incurred by Company in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder, minus all amounts advanced by Company to or for the benefit of Buyer, up to an aggregate maximum amount of One Hundred Thousand Dollars ($100,000) (the “Company Expense Fee”), in the event that the Agreement is terminated as follows: if Company shall terminate this Agreement pursuant to Section 7.1.5 (other than because a representation or warranty of the Buyer became untrue between the date hereof and the Closing as the result of an event or condition over which the Buyer was unable, in the exercise of its reasonable commercial efforts, to exercise control or because of a breach of a covenant or agreement of the Buyer that the Buyer was unable to prevent in the exercise of its reasonable commercial efforts).

7.2.4 All Payments.

Any payment required to be made pursuant to Section 7.2.2(i) shall be made not later than two business days after the date of termination.  Any payment required to be made pursuant to Section 7.2.2(ii) shall be made not later than two business days after the consummation of an Acquisition Proposal.  In no event shall more than one Buyer Expense Fee or Company Termination Fee be made.  In no event shall the Company be required to pay the Company Termination Fee if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee was in material breach of its obligations under this Agreement.  All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.  The Company acknowledges that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.2 and, in order to obtain such payment Buyer commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.2, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.  The parties hereto acknowledge and agree that in the event that the Company Termination Fee becomes payable and is paid by the Company pursuant to this Section 7.2, the right to receive such amount shall constitute Buyer’s sole and exclusive remedy under this Agreement.

8.	Miscellaneous.

8.1	Survival.

Except as otherwise specifically provided herein, all warranties, representations and indemnities made by the parties in this Agreement or pursuant hereto shall survive the Closing Date until the close of business on the day prior to the second anniversary of the Closing Date (the “Termination Date”), and shall then and thereupon lapse and be of no further force or effect for any purpose whatsoever, provided, however, that (i) the representations and warranties of Sellers on which the Full Recourse Claims may be based shall continue until the lapse of the applicable statute of limitations and (ii) the liability of each party to perform its respective covenants hereunder shall continue indefinitely except to the extent specifically provided elsewhere herein.

8.2	Notices.

8.2.1 All notices given hereunder shall be in writing and shall be personally delivered or sent by overnight package delivery service or by electronic mail (if receipt is confirmed by return electronic mail), by facsimile machine (if confirmed in writing within one day thereafter) or sent by registered or certified mail, postage prepaid, addressed to the appropriate party at the following addresses:

If to Buyer, to it in care of:

Majid Abai, CEO

11835 West Olympic Boulevard, Ste. 855

Los Angeles, California 90064

Facsimile No. (310) 775-9717;

e-mail: majid.abai@mobilebits.com

with a copy to:

Anslow & Jaclin LLP
195 Route 9 South
Manalapan NJ 07726
Facsimile No. (732) 577-1188
e-mail: gjaclin@anslowlaw.com

If to Sellers, or any of them, to them in care of:

Andrew C. Marshall, CEO

Aixum Tec AG

Landstrasse 123

Triesen FL-9495

Facsimile No. (423) 399-0219

e-mail: ama@aixum.com

8.2.2 Any party hereto may change the address to which any notice hereunder is to be sent to it by giving notice of such change of address as provided in this Section 8.2.

8.2.3 All notices given hereunder shall be effective if personally delivered or sent by overnight package delivery service, by electronic mail or by facsimile machine on the date delivered or if sent by mail, as provided above, on the fifth (5th) day after deposit in the mail.

8.3	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California applicable to agreements made and to be performed entirely therein without giving effect to the conflicts of laws principles thereof.

8.4	Brokerage Commissions and Finder's Fees.

Except as set forth on Schedule 8.4, each party represents and warrants to the other that it has no agreement with respect to the payment of a fee or other compensation to any broker or finder, nor is it aware that any broker or finder is entitled to a fee or other compensation, in connection with this Agreement or the consummation of the transactions contemplated hereby.  Each of Buyer, on the one hand, and Sellers, on the other, shall indemnify the other from and against any claims for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement asserted by any broker, finder or other purported agent claiming through such party.

8.5	Expenses; Attorneys’ Fees.

Except as otherwise specifically provided herein, Sellers shall pay all of the expenses and costs incurred and to be incurred by Sellers and Company, and Buyer shall pay all of the expenses and costs incurred and to be incurred by Buyer, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, including, without limitation, all attorneys' fees and accounting fees.

8.6	Assignability.

This Agreement may not be assigned by Buyer without the prior written consent of Sellers except, upon notice to Sellers, to an entity controlled by, controlling or under common control with Buyer, or following the Closing, in connection with the sale by Buyer of the Shares hereunder from any one or more Seller.  No such assignment by Buyer shall adversely affect the rights of Sellers hereunder.  This Agreement may not be assigned by Sellers without the prior written consent of Buyer.

8.7	Pronouns, Plurals and Certain Words.

All pronouns, defined terms and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person, firm, or corporation may require.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular section, subsection or clause contained in this Agreement.

8.8	Schedules; Entire Agreement.

The Schedules and exhibits referred to herein are annexed to, and are hereby made a part of, this Agreement.  This Agreement and the agreements, documents and instruments referenced to herein contain the entire agreement between the parties hereto with respect to the subject matter hereof; supersede all prior written agreements and negotiations and oral understandings, if any, including the Letter of Intent, and may not be amended, supplemented or discharged, except by performance or by an instrument in writing signed by all of the parties hereto.

8.9	Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The signature page of each counterpart may be detached to such counterpart and attached to a single document which shall for all purposes be treated as an original.  Photocopied, telecopied or electronically reproduced or transmitted signatures on this Agreement, on any amendment hereto, on any certificate or other document delivered hereunder and on any notice delivered hereunder shall be as fully effective as originals of such signatures in the absence of fraud.

8.10	Captions; Defined Terms.

The captions and defined terms contained in this Agreement are for reference purposes only and may not be used or relied on to interpret the provisions of this Agreement.

8.11	No Third Party Beneficiaries.

This Agreement is intended only for the benefit of the parties hereto and their successors and assigns and not for the benefit of any third party except to the extent provided in Section 6 hereof, and shall not be deemed to give any rights or remedies to any such other party whether referenced herein or not.

8.12	Definitions.

For convenience of reference only, the following terms are defined in the following Sections of this Agreement:

Term	Section
Accounts Receivable	3.17.3
Acquisition Transaction	5.7
Agreement	Preamble
Agreement Date	Preamble
Audited Financial Statements	5.3
Benefit Plans	3.12
Business	Preamble
Buyer	Preamble
Buyer Expense Fee	7.2.2
Buyer Shares	1.2.1
Claim Notice	6.3.1
Claims	6.1
Closing	2.1
Closing Date	2.1
Closing Time	2.1
Company	Preamble

Company Debt	3.7
Company Termination Fee	7.2.2
Competing Transaction Proposal	5.7
Confidential Material	5.8.2
Current Balance Sheet	3.6
Current Balance Sheet Date	3.6
Full Recourse Claims	6.5
GAAP	1.2.2
Indemnitee	6.3.1
Indemnitor	6.3.1
Legal Proceedings	3.16.1
Letter of Intent	1.2.4
Liability Certificate	1.2.5
Liability Shares	1.2.3
MobileApps	Preamble
MobileApp Technology	3.19
Outside Date	7.1.2
Pre-Closing Financial Statements	3.6
Product	Preamble
Profit Shares	1.2.2
Property	3.17
Representatives	5.2
Required Consents	3.21
Restriction Period	5.8.1
SEC	4.4
Securities Act	3.28.2
Seller	Preamble
Seller’s Representative	8.15
Tangible Assets	3.17.1
Taxes	3.8
Termination Date	8.1
Third Party	5.7
Transferred Shares	1.1.2

8.12.1 For the purposes of the representations and warranties of Sellers and Company contained in Section 3 hereof:

8.12.2 Sellers shall be deemed to have knowledge of a fact, event, condition or any of them to the extent that either (i) any Seller has actual knowledge of such fact, event, condition or other matter or (ii) a prudent person should be expected to discover or otherwise become aware of that fact, event, condition or other matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty of Sellers contained in Section 3 hereof;

8.12.2.1 the ordinary course of business of Company means the manner, including, without limitation, the customs, practices, terms, conditions, prices and timeliness, in which Company customarily conducted the Business during all periods covered by the Financial Statements, excluding transactions and other events deemed unusual or non-recurring.

8.12.2.2 a material adverse effect or material adverse change means an event, occurrence or condition of which the impact should reasonably be expected to be a material reduction in the annual cash flow of the Business, whether as the result of the cost of repair or replacement of an asset, the loss of a customer, the incurrence of a liability, the assertion of a claim by a governmental authority or any other similar or dissimilar cause.

8.13	Interpretation.

This Agreement has been negotiated by all parties hereto and their respective counsel.  Neither this Agreement not any provision hereof shall be construed or interpreted against any party on the basis that such party or such party’s attorney drafted this Agreement or such provision.

8.14	Severability.

In the event any Section, or any provision within any Section, of this Agreement is declared by a court of competent jurisdiction to be void or unenforceable, such Section or provision shall be deemed severed from the remainder of this Agreement and of no further force or effect solely for the purposes of such court proceeding; and the balance of this Agreement shall remain in full force and effect for such purposes.  Such declaration shall not affect the enforceability of the severed Section or provision in any other circumstances or at any other times or for the purposes of any other court proceeding, such severed Section or proceeding being in such circumstances and at such times and in such proceedings being deemed in full force and effect and a part of this Agreement.

8.15	Dispute Resolution.

All disputes, claims and controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S.- Endispute or its successor.  The arbitration shall be held in Los Angeles, California, before a single arbitrator and shall be conducted in accordance with the then current rules and regulations promulgated by J.A.M.S.- Endispute unless specifically modified herein

The parties covenant and agree that the arbitration shall commence within thirty (30) days after the date on which any party hereto files a written demand for arbitration.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses; however, the arbitrator shall not have the power to order the taking of depositions, the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within ninety (90) days following the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability, including express findings of fact and legal analysis.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except that as otherwise provided herein.  The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award.  The provisions of this Section 7.15 and any award resulting from an arbitration hereunder shall be enforceable in any court of competent jurisdiction

Claims by any party for temporary restraining orders and preliminary injunctions, where such temporary equitable relief would otherwise be authorized by law, are not covered by this Section 7.15.  Any trial on the merits of the underlying action relating to any such temporary equitable relief, however, shall occur by arbitration as provided in this Section 7.15.

Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S. - Endispute to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof except as provided above and further consents to the jurisdiction of the courts of the State of Michigan for the purposes of enforcing the arbitration provisions of this Section 7.15.  Each party further irrevocably waives any objection to proceeding before J.A.M.S.- Endispute and the courts of the State of California, as applicable, based upon lack of personal jurisdiction or to the laying of venue in California and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S.- Endispute or the courts, as applicable, has been brought in an inconvenient forum.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its, her or his submission to jurisdiction and its, her or his consent to service of process by mail is made for the express benefit of the other parties hereto.

8.16	Seller Representative.

Sellers and Company hereby appoint Andrew Marshall or any successor to be appointed unanimously by Sellers and Company and of which appointment Buyer has been notified in a writing signed by Sellers as the representative of Sellers and Company (“Sellers’ Representative”), and Buyer may rely on the statements and signature of Sellers’ Representative as binding upon Sellers.  Notices of communications to or from Sellers’ Representative shall constitute notice to or from Sellers.  A decision, act, consent or instruction of Sellers’ Representative shall constitute a decision, act, consent or instruction of Sellers and shall be final, binding and conclusive upon Sellers, and all other persons may rely upon any such decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of each Seller.  Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of Sellers’ Representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their representatives thereunto duly authorized as of the day and year first above written.

The Buyer:	MOBILEBITS HOLDINGS CORPORATION

	By:	/s/ Majid Abai
	Name:	Majid Abai
	Title:	Chief Executive Officer

The Company:	AIXUM TEC AG

	By:	/s/ Andrew Marshall
	Name:	Andrew Marshall
	Title:	Chief Executive Officer

The Sellers:	/s/ Andrew Marshall
	Name:	Andrew Marshall
Number of Shares: 6,350,957 [7.15% of 100%]

/s/ Stefan Bachmann
Name:	Stefan Bachmann
Number of Shares: 18,965,310 [21.34% of 100%]

/s/ Christoph Frey
Name:	Christoph Frey
Number of Shares: 7,763,233 [8.73% of 100%]

/s/ Christian Wolf
Name:	Christian Wolf on behalf of Lupocon Anstalt
Number of Shares: 2,908,921 [3.27% of 100%]

MBHC/Aixum Share Exchange Agre                                     37